EXHIBIT 3.2

U.S. Wireless Data, Inc.

Amendment to Corporate Bylaws:  To Be Inserted in Article I

(as adopted and approved by the Board of Directors on August 14, 2007)

1.7                           ADVANCE NOTICE OF STOCKHOLDER NOMINEES AND STOCKHOLDER BUSINESS

To be properly brought before an annual meeting or special meeting, nominations for the election of director or other business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder.  For such nominations or other business to be considered properly brought before the meeting by a stockholder, such stockholder must have given timely written notice and in proper form of his intent to bring such business before such meeting.  To be timely, such stockholder’s notice must be delivered to or mailed and received by the secretary of the Corporation not less than one hundred twenty (120) days prior to the date of the Corporation’s proxy statement released to stockholders in connection with the Corporation’s previous year’s annual meeting of stockholders.  To be in proper form, a stockholder’s notice to the secretary shall set forth:

(i)

the name and address of the stockholder who intends to make the nominations, propose the business, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed;

(ii)

a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice;

(iii)

if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(iv)

such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the board of directors; and

(v)	if applicable, the consent of each nominee to serve as director of the Corporation if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.